LG&E Energy Splits Stock Two-for-One;
                       Cites Opportunities to Spur Growth

    Louisville, KY - LG&E Energy Corp.'s Board of Directors today authorized a two-for-one stock split effective April 15, 1996, to shareholders of record on April 1, 1996, marking the second split by the company in four years. As a result of the stock split, shareholders will receive one full share of common stock for each share held on April 1, 1996, in the form of a 100% stock dividend.

    The Board also declared a pre-split quarterly dividend of 55.5 cents per share of common stock payable on April 15, 1996, to shareholders of record on March 29, 1996. The company has increased dividends paid for 41 consecutive years.

    "We have grown in market presence and profitability over the last five years and this has been reflected in our stock price," said Roger Hale, chairman and CEO. "We are now at the point in our growth where we want to broaden our base of investors and bring our stock back into a price range consistent with the rest of the industry."

    Shareholders of record April 1, 1996, will be entitled to receive one full share of common stock for each share then owned. Certificates for the new shares issued as a result of the stock split will be mailed on April 15, 1996. Current shareholders will receive official notification and instructions by mail. Participants in LG&E Energy Corp.'s Automatic Dividend Reinvestment and Stock Purchase Plan will have the appropriate number of shares resulting from the stock split credited to their account.

    LG&E Energy Corp., with record revenues in 1995 of $1.4 billion, owns and operates energy marketing, power production and retail gas and electric businesses or partnerships in the U.S. and two foreign countries. Its power marketing division is ranked among the top five in the U.S. and its Dallas-based natural gas marketing division has more than tripled its daily volumes in the last nine months. Its local utility operation, Louisville Gas and Electric Company, has among the lowest combined utility rates and highest customer satisfaction rating of utilities in the U.S.

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